Exhibit 99.1
Zila Transitions to Cancer Detection Company
Completes Acquisition of National Sales Force
PHOENIX—(BUSINESS WIRE)—Nov. 29, 2006—Zila, Inc. (NASDAQ GM: ZILA), has completed the acquisition of Professional Dental Technologies, Inc. (“Pro-Dentec(R)”) a privately-held, profitable dental products company headquartered in Arkansas, in a $34 million cash transaction. Pro-Dentec generates annual revenue of approximately $35 million and EBITDA of approximately $5 million.
“With the acquisition of Pro-Dentec, we have completed a remarkable transformation of Zila into a cancer detection company. Pro-Dentec provides us the means to distribute our oral cancer detection products directly to dental professionals through a highly-regarded national sales force that is already profitably selling complementary Soft Tissue Management (STM(R)) products; oral cancer is a life threatening soft tissue disease. Pro-Dentec’s national sales, marketing and distribution capability provides the infrastructure required to establish our oral cancer detection products as the standard of care in dental offices nationally,” stated Douglas D. Burkett, Ph.D., Chairman, Chief Executive Officer and President of Zila, Inc.
Pro-Dentec conducts approximately 115 continuing education seminars for dentists and their staffs each year that are certified by the American Dental Association and the Academy of General Dentistry. These seminars are ideally suited to train a large number of dental professionals on the importance of oral cancer screening. Zila believes that its new national sales and marketing force will enable the rapid growth of ViziLite Plus and, following FDA approval, OraTest.
“According to the American Cancer Society, the incidence of oral cancer has grown while other major cancers have decreased. Pro-Dentec has the capability to reach most of the nation’s dentists and has well-established, ongoing relationships with a large number of dental offices. The screening of at-risk patients with ViziLite Plus at dental offices within Pro-Dentec’s existing customer base will provide enormous growth for Zila while saving lives,” stated Dr. Frank Bellizzi, President of Zila Pharmaceuticals, Inc.
To facilitate the acquisition of Pro-Dentec, the Company completed two tranches of a $40 million Private Placement of equity and debt through its financial advisor and placement agent, Roth Capital Partners, with the final $16 million tranche for future working capital scheduled to fund today.
About Zila, Inc.
Zila, Inc., headquartered in Phoenix, is a leading cancer diagnostic company initially focused on oral cancer:
— Zila Pharmaceuticals is dedicated to establishing ViziLite(R) Plus as the new standard of care for the early detection of oral abnormalities that could lead to cancer, with initial focus on the dental market through Pro-Dentec(R), a leading designer, manufacturer and marketer of products exclusively to dental professionals for Soft Tissue Management (STM(R)) including the Rota-dent(R) Professional Powered Brush, the Pro-Select3(R) Piezo-Ultrasonic Scaler System and a suite of pharmaceutical STM(R) products for both in-office and home-care use.
— Zila Biotechnology is focused on achieving regulatory approval for the next generation oral cancer diagnostic, OraTest(R), followed by the development of additional applications of its cancer detection technologies.
For more information about Zila, visit www.zila.com.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, profitability, cash flows and capital needs. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Form 10-K for its fiscal year ended July 31, 2006.
CONTACT: Zila, Inc.
Andrew Stevens, 602-266-6700
or

The Investor Relations Group
Investor Relations:
Antima “Taz” Sadhukhan / Dian Griesel, 212-825-3210
Media:
Bill Douglass, 212-825-3210
SOURCE: Zila, Inc.